Exhibit 4.18

SECOND AMENDMENT
TO THE
CARDINAL HEALTH 401(K) SAVINGS PLAN
FOR EMPLOYEES OF PUERTO RICO
(As amended and restated January 1, 2011)

Background Information

A.
Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (the “Plan”) for the benefit of eligible employees of Cardinal Health and its subsidiaries and affiliates working in Puerto Rico.

B.	Section 11.02 of the Plan permits the amendment of the Plan at any time.

C.
The Cardinal Health, Inc. Financial Benefit Plans Committee (the “Committee”) is authorized to make certain amendments to the employee benefits plans maintained by Cardinal Health and the subsidiaries and affiliates of Cardinal Health, Inc., including the Plan, and is authorized to approve amendments regarding the administration of the Plan in accordance with the authority delegated by the Human Resources and Compensation Committee of the Board of Directors of Cardinal Health.

D.
The Committee desires to amend the Plan to reflect and clarify current administrative practices in connection with the transition of the custody of the Plan’s assets and administrative recordkeeping to Wells Fargo Bank, N.A.

Amendment of the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico

The Plan is hereby amended as follows, effective as of October 16, 2012:

1.	Section 1.07 of the Plan, “Catch-Up Account,” is hereby amended to read as follows:

“That portion of a Participant’s Compensation Deferral Account credited with Catch-Up Contributions under Section 3.04.B. and adjustments relating thereto.”

2.	Section 1.11 of the Plan, “Compensation Deferral Account,” is hereby amended to read as follows:

“That portion of a Participant’s Account credited with Compensation Deferral Contributions under Section 3.04.A. and Catch-Up Contributions under Section 3.04.B., and adjustments relating thereto.”

3.	Section 1.45 of the Plan, “Trustee,” is hereby amended to read as follows:

“Banco Popular de Puerto Rico, or such other entity or person(s) that subsequently may be appointed by Cardinal Health, Inc.”

4.
Section 3.14 of the Plan, “Rollover and Transfer Contributions,” is hereby amended by moving the first sentence of the second paragraph thereof to be the last sentence of the first paragraph and then by deleting the balance of the second paragraph, thereby removing any reference to making a Rollover Contribution prior to becoming a Participant in the Plan, reflecting the fact that all Employees are immediately eligible to participate.”

5.	Section 5.01 of the Plan, “Retirement,” is hereby amended to read as follows:

“Section 5.01    RETIREMENT. Subject to Sections 5.02C. and 5.04, upon a Participant’s Separation from Service on or after attaining Normal Retirement Age, payment of the Participant’s Account shall commence to him (or to his Beneficiary if the Participant is deceased) as soon as administratively practicable after he (or his Beneficiary) files a claim for benefits in accordance with the procedures established by the Committee, as the same may be amended from time to time. If the Participant (or his Beneficiary) does not file a claim for benefits, payment shall in any event be made no later than the time required under applicable law or by the April 1st of the calendar year after the year the Participant attains age 70.5, whichever is earlier. A Participant who remains in the employ of the Employer after attaining Normal Retirement Age shall continue to participate in Employer contributions and may also elect to defer distribution of his Account to any later date permitted under applicable law or by the April 1st of the calendar year after the year the Participant attains age 70.5, whichever is later. The form of payment shall be the same as for other distributions, as set forth in Sections 5.02 and 5.03 and Appendices C and D, as applicable.”

6.	The first paragraph of Section 5.02.D. of the Plan, “Deferral of Distribution of Account Balance until Normal Retirement Age,” is hereby amended to read as follows:

“D.    Deferral of Distribution of Account Balance. If the Participant (and, if applicable, the Participant’s Spouse) does not file a claim for benefits in accordance with the procedures established by the Administrative Committee, as the same may be amended from time to time, and consent to the distribution in accordance with Section 5.02B., to the extent applicable, the Participant’s Account shall be held in trust until the earlier to occur of (1) the date that is as soon as administratively practicable following the date that the Participant files a claim for benefits in accordance with the procedures established by the Administrative Committee, as the same may be amended from time to time, or (2) the earlier of the date the Participant is required to commence distributions under applicable law or by the April 1st of the calendar year after the year the Participant attains age 70.5. At that time, the Participant’s Nonforfeitable Account Balance shall be paid in accordance with the provisions of this Article V; provided, however, if the Participant dies after his Separation from Service but prior to commencing receipt of his Plan Account, then, upon notice of the death and application for benefits to the Administrative Committee filed by the Participant’s Beneficiary, the Nonforfeitable value of the Participant’s Account shall be paid to his Beneficiary in accordance with the provisions of Sections 5.04 and 5.05 of the Plan.”

7.	Section 5.03.B of the Plan, “Annuity Starting Dates Occurring on or after January 25, 2005,” is hereby amended to include the following at the end thereof:

“If the Participant’s interest is not distributed in the form of an annuity purchased from an insurance company (if applicable) or in a single sum on or before the earlier of the date the Participant is required to commence distributions under applicable law or by the April 1st of the calendar year after the year the Participant attains age 70.5, distributions will be made in installments sufficient to satisfy any applicable minimum distribution requirements and in accordance with the provisions of Sections 5.01, 5.02, and 5.04, as necessary.”

8.	Section 5.05 of the Plan, “Designation of Beneficiary,” is hereby amended by adding the following new paragraph to the end thereof:

“Notwithstanding the foregoing, all Participants in the Plan as of October 16, 2012, shall be required to file or complete a new designation of Beneficiary with the Administrative Committee or the designated Plan Administrator on or before March 31, 2013, in accordance with the procedures established by the Administrative Committee. From and after that date, any previously filed Beneficiary designations shall no longer be in force or effect and a Participant who has failed to file or complete a designation of Beneficiary between October 16, 2012 and March 31, 2013, shall be treated as having no designation of Beneficiary on file.”

9.	Section 5.11 of the Plan, “Lost Participant or Beneficiary,” is hereby amended by revising the second sentence thereof to read as follows:

“The amount of the forfeiture shall be treated as a forfeiture subject to Section 3.13 of the Plan.”

10.	The first paragraph of Section 6.01 of the Plan, “Hardship Withdrawals,” is hereby amended to read as follows:

“Subject to the restrictions set forth in Section 5.13 and Appendix C, upon the application of any Participant, the Administrative Committee, in accordance with a uniform, nondiscriminatory policy, may permit such Participant to withdraw all or a portion of the vested amounts then credited to his Compensation Deferral Account and Catch-Up Account (in each case, excluding all trust earnings credited thereto), if the withdrawal is necessary due to the immediate and heavy financial need of the Participant.”

11.	Subsection 6.01.A.(v) (incorrectly numbered (iv)) regarding expenses necessary to repair, rebuild or replace property, is hereby deleted from the Plan.

12.	Section 6.03, “Special Withdrawal Rules Applicable to Transfer Accounts,” is hereby amended by the addition of the following to the end thereof:

“In addition, a withdrawal is permitted at any time, in whole or in part, from an Active Participant’s Prior After-Tax Account. Any election to begin, change or cease withdrawals shall be made in accordance with procedures established by the Administrative committee or in such other manner as permitted by the Administrative Committee. Payment of amounts requested to be withdrawn shall be made within an administratively reasonable period of time after the withdrawal has been requested. The Administrative Committee may establish other rules of uniform applicability regarding the timing of and procedures for such withdrawals.”

13.	The first sentence of Section 6.05.B., “Term of Loan,” is hereby amended to read as follows:

“The term of any loan shall be determined by mutual agreement between the Administrative Committee or Trustee and the Participant but shall, at a minimum, be 12 months in duration.”

14.	All other Plan provisions shall remain in full force and effect.

CARDINAL HEALTH, INC.
By:	/s/ Kendell F. Sherrer
Its:	V.P., Benefits
Date:	11-27-12